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                                                                                                                        Exhibit 12.1

                                                    ESSEX PROPERTY TRUST, INC.
                    Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                               (Dollars in thousands, except ratios)



                                                                                     Years ended December 31
                                                              -------------------------------------------------------------------
                                                                    1998                     1997                     1996
                                                              ----------------         ----------------         -----------------
Earnings:
 Income before minority interests
      and extraordinary item                                    $     40,600             $      34,146            $      14,970
  Interest expense                                                    19,374                    12,659                   11,442
  Amortization of deferred financing costs                               718                       509                      639
                                                              ----------------         ----------------         -----------------
  Total earnings                                                $     60,692             $      47,314            $      27,051
                                                              ================         =================        =================


Fixed charges:
  Interest expense                                              $     19,374             $      12,659            $      11,442
  Convertible preferred stock dividends                                3,500                     2,681                      635
  Perpetual preferred unit distributions                               5,595                         -                        -
  Amortization of deferred financing costs                               718                       509                      639
  Capitalized interest                                                 3,494                     1,276                      281
                                                              ----------------         ----------------         -----------------
  Total fixed charges and preferred
    stock dividends                                             $     32,681             $      17,125            $      12,997
                                                              ================         =================        =================

Ratio of earnings to fixed charges
  (excluding preferred stock dividends)                                   2.57X                     3.28X                    2.19X
                                                              ================         =================        =================

Ratio of earnings to combined fixed
  charges and preferred dividends                                         1.86X                     2.76X                    2.08X
                                                              ================         =================        =================

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